Exhibit 12

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made and entered into effective as of  November 12, 1997 by and between BVR Technologies Limited (“BVR”), a company organized under the laws of the State of Israel, with offices at 1 Korazin Street, Givatayim, Israel, and CLAL Industries and Investments Ltd. and/or CLAL Industries and Technologies (1997) Ltd. (together the “Purchaser”), a company organized under the laws of the State of Israel, with offices at Clal House, 5 Druyanov street, Tel-Aviv, Israel.

WHEREAS:                              The Purchaser desires to acquire Shares in BVR, and BVR wishes to issue and sell to the Purchaser shares in BVR on the terms as set forth herein.

Accordingly, in consideration of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.                                      Agreement to Purchase and Sell

1.1                                 Shares.  Subject to and in accordance with the terms and conditions of this Agreement, BVR shall issue to the Purchaser, and the Purchaser shall purchase from BVR at a price per share of $10.25 (the “Per Share Price”) and for an aggregate purchase price of $8,200,000 (Eight Million and Two Hundred Thousand U.S. Dollars) (the “Purchase Price”) 800,000 Ordinary Shares of BVR (the “Shares”) at a nominal value of NIS 0.5 each. The Purchase Price shall be paid  in New Israeli Shekels  calculated in accordance with the exchange rate published by the Bank of Israel (the “Exchange Rate”).  If the Purchase Price shall be paid before 11:00 a.m., the Exchange Rate shall be the rate known at such time.  If the Purchase Price shall be paid after 11:00 a.m., the Exchange Rate shall be the rate immediately published after payment is actually made.

1.2                                 Warrant. Subject to and in accordance with the terms and conditions of this Agreement, BVR shall grant to the Purchaser a Warrant (the “Warrant”) to purchase 365,000 Ordinary Shares of BVR at a nominal value of NIS 0.5 each,  in the form attached hereto as Exhibit A.

2.                                      Closing

2.1                                 Closing Date.  The Closing of the transaction contemplated hereby (the “Closing”) shall take place on November 12, 1997 at 10.00 a.m.

2.2                                 Transfer of Funds and Issuance of Certificates.  At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously:

(a)                                  the Purchase Price shall be transferred to BVR, by wire transfer into the account of BVR, Bank Ha’Poalim, Branch 615, Account # 330330;

(b)                                 BVR shall deliver to the Purchaser a Board of Directors’ resolution approving the execution and performance of this Agreement including the issuance of Shares and the granting of Warrant.

(c)                                  BVR shall issue and deliver the Warrant to the Purchaser.

2.3                                 BVR hereby agrees, undertakes and covenants that it shall promptly after the Closing (i) record such issuance of the Shares in the name of the Purchaser on the records of BVR; (ii) issue a Share Certificate; and (iii) provide the duly stamped report of such share issuance filed with the Registrar of Companies.

2.4                                 BVR hereby agrees, undertakes and covenants to convene, within 60 days from the date of the Closing, an extraordinary meeting of the shareholders of BVR, to approve the following resolutions:  (a) nomination of  the “Clal Director” (as defined below) to the Board of Directors of BVR; (b) conversion of  2,000,000 Preferred Shares, par value NIS 0.5 each of the authorized but unissued share capital of BVR into 2,000,000 Ordinary Shares, par value NIS 0.5 each, and to amend the Articles of Association accordingly; (c) to increase the salaries of Yaron Sheinman, the Chairman of the Board of BVR and Aviv Tzidon, Director and Chief Executive Officer, such that commencing with their January 1998 salaries, the gross monthly salary of each of Yaron Sheinman and Aviv Tzidon will be US$12,500, commencing with their January 1999 salaries an increase of 10% and commencing  with their January 2000 salaries an increase of an additional 10%.

In the event that the shareholders of BVR do not approve the  resolution proposed in Section 2.4 (b) above, the terms of Sections 7.3 and 7.4 hereinafter shall apply mutatis mutandis to any issuance of Preferred Shares and any  issuance of Preferred Shares shall be deemed to be an issuance of New Securities as defined in Section 7.2 hereinafter, such that the Purchaser’s pre-emptive rights shall extend to the issuance of Preferred Shares, notwithstanding that such shares may be issued in the manner set forth in Section 7.2 (i)-(v).

3.                                      Representations and Warranties of BVR.

BVR hereby represents and warrants to the Purchaser as follows:

3.1                                 Organization; Good Standing; Power; etc.

(a)                                  BVR is a company duly organized and validly existing under the laws of the State of Israel.

(b)                                 BVR has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by BVR of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of BVR.  Following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of BVR, enforceable in accordance with its terms.  No consent or other approval  is necessary for the consummation of the transactions contemplated hereby or the implementation thereof.  The performance by BVR of its obligations under this Agreement will not constitute, or result in, a breach of any undertaking of BVR.

(c)                                  BVR has all requisite licenses and authorization for the conduct of its business and operations.

3.2                                 Memorandum and Articles of Association.  BVR has made available at its offices for inspection by the Purchaser complete and correct copies of the Memorandum and Articles of Association of BVR, as amended to the date furnished.  Such Memorandum and Articles of Association have not been further amended and are in full  force and effect.

3.3                                 Capitalization.  The authorized capitalization of BVR on the date hereof is 5,000,000 New Israeli Shekel divided to 2,000,000 Preferred Shares, par value NIS 0.5 each and  8,000,000 Ordinary Shares, par value NIS 0.5 each.  6,160,422 Ordinary Shares are outstanding on the date hereof.  All of the outstanding Ordinary Shares have been validly issued and are fully paid and non-assessable with no personal liability attaching to  the ownership thereof. The outstanding Options BVR  issued are as described in Schedule 3.3.

3.4                                 Public Documents.  BVR has made available at its offices for inspection by the Purchaser true and complete copies of its (i) Annual Report on Form 20-F for the year ended December 31, 1996, as filed with the Securities and Exchange Commission (the “Commission”), (ii) Financial Statements of the Company for the year ended at December 31, 1996, (iii) reviewed but unaudited Financial Statements as of June 30, 1997 (collectively, the “Public Documents”).  As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to  make the statements therein, in light of the circumstances under which they were made, not misleading.  In addition, BVR has filed all material disclosure documents with the appropriate governmental agency.

3.5                                 Other Agreement.  BVR is entering into another agreement of even date herewith (the “Other Agreement”) with an investor other than the Purchaser.  According to the Other Agreement, BVR shall issue to such investor 10,000 Ordinary Shares, and shall grant  Warrants to purchase 4,565 Ordinary Shares, on the same terms and conditions as this Agreement.

3.6                                 Title of Shares.   Each of the Shares of BVR which will be issued to the Purchaser according to  this Agreement, including upon exercise of the Warrant, will be duly authorized, validly issued, fully paid, and non assessable, and free and clear of liens, security interests, pledges, charges and encumbrances.

3.7                                 No Conflicts.  The execution, delivery and performance of this Agreement by BVR and the consummation by BVR of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation of (with or without the giving of notice or the passage of time) any of the terms, provisions or conditions of (i) the Memorandum and/or Articles of Association of BVR;  (ii) any law, ordinance, regulation or rule applicable to BVR; (iii) any order, judgment, injunction or other decree by which BVR is bound; or (iv) any written or oral contract, agreement, or commitment to which BVR is a party or by which BVR is bound; nor will such execution, delivery and performance result in the creation of any material encumbrance upon any properties, assets or rights of BVR.

3.8                                 Subsidiaries.  Except as set forth in Schedule 3.8, BVR does not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity.  The entities so set forth in Schedule 3.8 are collectively referred to as the “Subsidiaries” and individually as a “Subsidiary”.  BVR owns, either directly or indirectly through one or more Subsidiaries, the share capital of the Subsidiaries indicated on Schedule 3.8 free and clear of any encumbrance, except as set forth in Schedule 3.8.  All of the issued and outstanding share capital of the Subsidiaries are validly issued, fully paid and non-assessable.  Except as set forth in Schedule 3.8, there are no (a) outstanding  securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of any of the Subsidiaries, or subscriptions, warrants, options, rights or other arrangements or commitments obligating any Subsidiary to issue or dispose of any of its equity securities or any ownership interest therein, or, (b) outstanding guarantees or obligations of BVR to any of its Subsidiaries which are not reflected in the Financial Statements of BVR.

3.9                                 Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9 or except as otherwise contemplated by this Agreement, since June 30, 1997  there has not been (a) any material adverse change in the business, operations or financial condition of BVR; (b) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to BVR’s course of business; (c) any redemption or other acquisition of BVR’s share capital or any declaration, setting aside or payment of any dividend or other distribution in cash, shares or property with respect to BVR’s share capital; (d) any increase in the rate or terms of compensation payable or to become payable by BVR to its directors, officers or employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, other than in ordinary course of business pursuant to the term of existing agreements or applicable law; (e) any sale, transfer or other disposition of any material asset of BVR to any party, except for payment of third-party obligations incurred in the ordinary course of business in accordance with BVR’s  regular payment practices; (f) any termination or waiver of any rights of material value to the business of BVR; or (g) any failure by BVR to pay its accounts payable or other obligations in the ordinary course of business consistent with past practice.

3.10                           Title to Properties.   BVR owns  all of the assets and properties  which are reflected on the Interim Balance Sheet, free and clear of all encumbrances.

3.11                           Intellectual Property

(a)                                  For purposes of this Agreement, “Intellectual Property” means the following items of intangible and tangible property: (i) Trademarks, trade names, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same (“Trademarks”); (ii) Copyrights, whether or not registered, and all pending applications for registration of the same (“Copyrights”); (iii) Inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formula, customer lists, supplier lists and market analyses (“Technical Information”);  (iv) Computer programs related flow-charts, programmer notes, updates and data, whether in object or source code form (“Software”); and (v) patents and patent applications.

(b)                                 The Intellectual Property of BVR is as listed in Schedule 3.11.  BVR possesses the patents  as listed in Schedule 3.11. Subject to certain technology licenses that shall have to be acquired from third parties and subject to certain patents rights by third party as described in Schedule 3.11A, BVR possesses all of the Intellectual Property  necessary to enable the operation of the business of BVR as now being conducted.

(c)                                  Except for potential disputes with Malam as described in the opinion of Dr. Mark Friedman & Co., patent Attorneys, dated April 15, 1997, which is attached hereto as  Schedule 3.11A and to the best of BVR’s knowledge, no Intellectual Property used in the business of BVR as currently conducted, has infringed or will infringe upon any Intellectual Property rights of others and the use of such Intellectual Property in the business of BVR, as currently conducted, will not constitute an infringement, misappropriation or misuse of any Intellectual Property rights of any third party, all in a manner which will have a material adverse effect on BVR’s business.

3.12                           Litigation.  To the best knowledge of BVR, there is no action, proceeding or investigation in any court or before any governmental or regulatory authority or any arbitration pending or threatened in writing or orally against BVR, or to which BVR is a party. BVR has a claim against Mr. Yaron Boul, an ex-employee of BVR, as described in  letters dated November 3, 1997, and November 6, 1997, which are  attached hereto as Schedule 3.12.

3.13                           Taxes.  Except as set forth in Schedule 3.13, (i) BVR has filed all material returns relating to income, value added tax or any other taxes relating to BVR (“Taxes”) required to be filed in a materially timely manner (taking into account all extensions of due dates); (ii) BVR has paid, or has made sufficient provision for, or has set up adequate reserves for the payment of, all Taxes shown as due on such returns; and (iii) BVR has withheld the proper material amounts with respect to all cash compensation paid to employees for all periods, in compliance in all material respects with the tax and other withholding provisions of all applicable laws.  Except as set forth in Schedule 3.13, or as reflected in the Financial Statements, no deficiencies for any Taxes have been asserted in writing or assessed against BVR which remain unpaid.

3.14                           Consents.  No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by BVR of this Agreement and the consummation by BVR of the transactions contemplated hereby.

3.15                           Contracts and Contractual Arrangements. Schedule 3.15 lists the material agreements to which BVR is a party.  To the best knowledge of BVR, each of such agreements is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. Schedule 3.15A listed the documents provided to the Purchaser by BVR.

3.16                           Employees. All the key employees of BVR are listed on  Schedule 3.16  attached hereto and have executed Employment Agreements. To its best knowledge, BVR has complied with all applicable employment laws except for such non-compliance as would not cause a material adverse effect to the business, operations or prospects of BVR. True and correct copies of the Employment Agreements have been delivered to the Purchaser. To date, all payments due to BVR’s employees have been paid regularly.

3.17                           Stock Option Plan.  BVR has adopted a share incentive option plan for its employees (the “Option Plan”). At the Closing Date, the total number of shares reserved for the employees according to the Option Plan for Employees of BVR will be  43,500.

3.18                           Voting Agreements. To the best knowledge of BVR, there are no agreements between the shareholders of BVR relating to the ownership and control of BVR, including voting trusts and agreements, shareholders agreements, irrevocable proxies, transfer restriction agreements, registration agreements or share purchase rights and warrants.

3.19                           Disclosure. No statement of BVR contained in any document, certificate or other writing furnished to the Purchaser in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make any of the statements made therein, in light of the circumstances in which they were made, not misleading. .

4.                                       Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to BVR as follows:

4.1                                 Organizations; Good Standing; Power.

(a)                                  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

(b)                                 The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  Following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.  No consent or other approval is necessary for the consummation of the transaction contemplated hereby or the implementation thereof.  The performance by the Purchaser of its obligations under this Agreement will not constitute, or result in, a breach of any undertaking of the Purchaser.

4.2                                 Authorization of Agreement.  The execution, delivery and performance by the Purchaser of this Agreement and consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of the Purchaser.

4.3                                 Purchase for Investment.  The Purchaser is acquiring all of the Shares to be acquired by it hereunder for its own account for investment and without a view to the distribution or resale of such Shares, it being understood that this Section 4.3 shall not prevent the Purchaser from selling or otherwise disposing of any of the Shares in any transactions which do not violate the Securities Act of 1933, as amended (the “1933 Act”).

4.4                                 U.S. Federal Securities Laws. None of the Shares acquired hereunder may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a “sale”), except in compliance with (i) United States Federal Securities laws (which generally provide for a 12 month waiting period before resales of restricted securities), (ii) state blue sky laws.

4.5                                 Legend on Shares. Each certificate representing the Shares shall be stamped or otherwise imprinted on its face with a legend in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”) and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (1) an effective registration statement under the securities act, (2) to the extent applicable, an exemption pursuant to Rule 144 under Securities Act (or similar rule under the Securities Act relating to the disposition of securities) or (3) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel for issuer, that an exemption from registration under the Securities Act is available.  The Shares have been acquired for investment and may not be sold, transferred or otherwise disposed of except in compliance with such Act.”

4.6                                 Experience. In making its decision to purchase the Shares, the Purchaser has relied upon review of information and documents provided by BVR by its representatives, including its own accountants and legal advisors. The Purchaser is an experienced investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in BVR, and has reviewed the data and information provided to it by BVR in connection with this Agreement; provided, however, that nothing contained in this Section 4.6 in any way derogates from the representations and warranties of BVR set forth in Section 3 of this Agreement.

5.                                       Director.

5.1                                 As long as the Purchaser holds at least  5% of the issued capital of BVR, the Purchaser shall be entitled (a) to nominate a member to serve on the Board of

Directors of BVR (the “Clal Director”), and (b) to have its director sit on and be a member of any committee  created by BVR. Pursuant to an agreement among the Purchaser, Yaron Sheinman and Aviv Tzidon (the “Shareholders Agreement”),  as long as the Purchaser holds at least 5% of the issued capital of BVR , Yaron Sheinman and Aviv Tzidon agree to vote  for any nominee which may be proposed by the Purchaser to become a member of the Board of Directors of BVR, and to vote in favor of the nomination of the Clal Director to any and all committees of the Board of Directors of BVR. For so long as Sheinman and Tzidon each hold at least 5% of the issued capital of BVR   the Purchaser agrees to vote in favor of Sheinman and Tzidon or any nominee which may be proposed by Sheinman and/or Tzidon to become a member of the Board of Directors of BVR. A copy of the Shareholders Agreement is attached hereto as Exhibit C.

5.2                                 In the event that (a) the Clal Director shall not yet have been elected to the Board of Directors of BVR; or (b) the Purchaser shall notify BVR that it prefers (until further notice requiring the appointment of a Director) to have an observer on the Board of Directors rather than an Director, then:

(i)BVR shall give to the Purchaser notice of each meeting of the Board or committee thereof at the same time and in the same manner as notice shall be given to the directors or committee members;

(ii)a designee of the Purchaser shall be entitled to attend in person or by telephone, as an observer, in all meetings held in person and to participate in all telephone meetings of the Board or any committee thereof  for the purpose of allowing the Purchaser to have current information with respect to the affairs of BVR;

(iii)BVR shall provide to the Purchaser in connection with each meeting that its designee shall be entitled to attend, whether or not present at such meeting, copies of all notices, minutes, consents and all other materials or information that BVR provides with respect to such meeting, at the same time such materials and information shall be given to the directors of BVR or committee members (except that materials and information provided to directors of BVR or committee members at meeting of the Board at which a designee of the Purchaser shall not be present shall be provided to the Purchaser promptly after the meeting);

(iv)if the Board or any committee thereof shall propose to take any action by written consent in lieu of a meeting, then BVR shall give written notice thereof to the Purchaser prior to the effective date of such consent describing in reasonable detail the nature and substance of such action; and

(v)such observer and the Purchaser shall  confirm in writing that such observer shall be subject to all restrictions applied by law with respect to directors and subject to BVR’s standard policy on insider trading as applicable to members of the Board.

5.3                                 No director or observer designated by the Purchaser shall be entitled to receive director’s fees or other compensation, except that, if in the future BVR pays compensation to its directors (other than independent directors representing the public), the director or observer designated by the Purchaser shall be entitled to the same compensation.

6.                                       Governing Law.

The validity, performance and enforcement of this Agreement shall be governed by the Laws of the State of Israel. The parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Tel-Aviv in respect of any dispute or matter arising out of or connected with this Agreement.

7.                                       Preemptive Rights.

7.1                                 The parties hereby agree that for so long as the Purchaser holds at least 5% of the issued capital of  BVR and in the event that BVR shall issue New Securities (as defined below),  then BVR shall enable the Purchaser to maintain its proportionate holding of the share capital of BVR as follows:

7.2                                 “New Securities” shall mean any capital stock of BVR, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock (including convertible debt or debt with equity features); provided that the term “New Securities” shall not include (i) securities offered to the public (unless other shareholders are given pre-emptive rights in regard to such issuance); (ii) securities issued pursuant to the acquisition of another corporation by BVR by (a) merger, (b) purchase of substantially all the assets of another corporation or (c) any other reorganization; (iii) securities issued to employees or consultants  of BVR other than Sheinman and Tzidon pursuant to any stock option plan or stock purchases or stock bonus arrangement approved the Board of Directors of BVR; or (iv) securities issued to Yaron Sheinman and/or to Aviv Tzidon in the amounts and at prices as have been customary and acceptable prior to the date hereof; or (v) securities issued pursuant to payment of any dividend or distribution which is made on an equal basis to all shareholders of BVR with respect to BVR’s issued and outstanding capital stock.

7.3                                 In the event BVR undertakes an issuance of New Securities, it shall give the Purchaser written notice thereof, which notice may be given, at the sole discretion of BVR, either concurrently with, or immediately following such issuance, describing the type of New Securities and the  price and the terms upon which BVR proposes to issue the same, and offering to the Purchaser to purchase such number of such New Securities, at the same  price and on the same  terms, as is necessary for the Purchaser to retain the proportion of BVR’s share capital (calculated on as-converted basis) which it held immediately prior to such issuance. The Purchasers shall have thirty (30) days from the date of such notice to accept such offer, in whole or in part, by written notice to BVR, and to enter into an agreement with BVR with respect thereto, provided that if the purchase by the Purchaser is being effected concurrently with such issuance of New Securities (rather than subsequent thereto) then the Purchaser shall be obligated to consummate the purchase of such New Securities only if and when BVR consummates the sale of the balance of the New Securities, pursuant to the terms described in such notice.

7.4                                 In the event that such offer is made to the Purchaser concurrently with such issuance of New Securities (rather than subsequent thereto) and the Purchaser fails to accept such offer as to any of the New Securities apportioned to it,

BVR shall have the right within sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement), to sell the New Securities as to which such offer was not accepted, provided, however, that no such sale shall be effected at a price or upon terms more favorable to the purchasers thereof than those specified in BVR’s notice pursuant to Section 7.3. In the event BVR has not sold or entered into an agreement to sell such New Securities within the periods specified above, BVR shall not thereafter issue or sell such New Securities without first complying with the procedure set forth in this Section 7.

8.                                     Spin-Off.

8.1                                 BVR is now reviewing the possibility of   transacting a spin-off  in the future (the “Spin-off”), pursuant to which certain business activity of BVR shall be transferred to a new entity (the “New Entity”).  The transaction of a Spin-off is subject to, and shall not occur unless, BVR receives a pre-ruling from the Tax Authorities that BVR and the New Entity shall be deemed to be an Industry Company or an Industry Holding Company. In the event of such Spin-off, the following provisions shall apply:

(a)Directors.  The Purchaser shall have the right to nominate a member to serve on the Board of Directors of the New Entity which shall reflect all terms of Section 5.   This director shall sit on and be a member of any committee created by the New Entity.

(b)Options.  In addition to receipt of shares of the New Entity in accordance with the Purchaser’s holdings in BVR concurrently with the Spin-off, the Purchaser shall be entitled to receive, for no further consideration, options to purchase shares in the New Entity which constitute 5.244% of the issued share capital of the New Entity. The exercise price of these  options shall be according to the formula described in Schedule 8.1(b). The expiration date of these  Options will be November 10, 2000.  All terms of the Warrant, in the form attached hereto as Exhibit A, shall apply, mutatis mutandis, to the terms of the options which shall be issued to the Purchaser by the New Entity. The Purchaser need not exercise its options to purchase shares of the New Entity simultaneously with the exercise of its Warrants  to purchase shares of BVR,  and shall be entitled to exercise its Warrant to purchase shares  in BVR without exercising its options in the New Entity, and vice versa.

(c)Pre-Emptive Right.  The Purchaser shall be entitled to a Pre-Emptive Right set forth in Section 7 above, in connection with the New Entity.

(d)Reports. The Purchaser shall be entitled to receive all information and reports regarding the New Entity as set forth in Section 11 below.

(e)Registration Rights. The Purchaser shall be entitled to Registration Rights as set forth in Section 10 below, in connection with its shares in the New Entity.

9.                                       Sale Restriction.

The Purchaser shall not sell the Shares within 12 months from the date of Closing. Notwithstanding the above prohibition, the Purchaser may, but need not, sell the Shares in the event that either of the following circumstances occurs: (a) the average price of the ordinary shares of BVR traded on NASDAQ is greater than or equal to $20.00 per share,  during a period of any  10 consecutive trading days; or (b) the average price of the ordinary shares of BVR traded on NASDAQ is less than or equal to $5.00 per share,  during a period of  any 10 consecutive trading days. In the event that either of these circumstances occurs, the Purchaser shall notify BVR in writing and may request the immediate  Demand Registration described in Section 10.3(b) below.

10.                                 Registration Rights.

10.1.                        Definitions.  As used in this Agreement, the term “Registrable Securities” means (i) the Shares held by the Purchaser, (ii) the Shares that may be issued upon exercise of the Warrant (as defined in Section 1.2 above); and (iii) any securities issued or issuable with respect to all shares acquired or exercised by the Purchaser by way of bonus shares, share splits or share conversions on account of the Shares; the term “Securities Act” means the U.S. Securities Act of 1933, as amended; the term “registration” means registration under the Securities Act; and the term “Commission” means the U.S. Securities and Exchange Commission.

10.2.                        Registrable Securities.  As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been effectively registered under the Securities Act and/or any other applicable securities law, although they will again become Registrable Securities if later deregistered. .

10.3.                        Demand Registration.   At any time following the earlier of (a) ten months after the Closing of the Stock Purchase Agreement or, (b) 30 days  after the receipt by BVR of a written notification from the Purchaser that the circumstances set forth in Section 9 have been satisfied, the Purchaser may on two instances request that BVR shall file a  registration statement (the “Registration Statement’) registering the Registrable Securities and will endeavor to have such Registration Statement declared effective by the Commission as soon as practicable thereafter.  BVR agrees to use its best efforts to keep the Registration Statement continuously effective for a period of at least  one hundred and eighty (180) days following the date on which the  Registration Statement is initially declared effective or such shorter period as will terminate when all of the shares covered by the  Registration Statement have been sold pursuant to the  Registration Statement.  BVR further agrees, if necessary, to supplement or amend the  Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by BVR for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration.

10.4.                        Right to Piggyback.  Whenever BVR proposes to register any of its securities under the Securities Act (other than pursuant to a registration primarily for sales of shares or options to employees of BVR), and the registration form to be used is suitable for the registration of the Registrable Securities (a

“Piggyback Registration”) (it being understood that Form S-8 and Form F-4 may not be used for such purposes), BVR will give written notice to the holders of Registrable Securities of its intention to effect such a registration and, subject to the priority provisions of Section 10.5, will include in such registration all the Registrable Securities with respect to which BVR has received written requests for inclusions therein within 30 days after BVR gives such notice.  Such notice shall be delivered to the holders of Registrable Securities at least thirty (30) days prior to the initial filing of a registration statement with the Commission.

10.5.                        Priority on Primary Registrations.  If a Piggyback Registration is an underwritten offering of BVR’s Securities (“BVR’s Securities”) and the managing underwriters advise BVR in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriters’ ability to effect an orderly distribution of such securities, BVR will include in such registration:  (i) first, BVR’s Securities; and (ii) second, the number of Registrable Securities and unregistered securities held by other shareholders of BVR (“Unregistered Securities”) requested to be included that, in the opinion of such underwriters, can be sold pro rata, among the holders of such securities on the basis of the number of Registrable Securities or Unregistered Securities then owned by each such holder.

10.6.                        Registration Procedures.  Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, BVR will use its best efforts to effect the registration with the proper authorities in the United States and Israel and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and to list such shares on the stock exchange (or NASDAQ) on which BVR’s shares are then trading.  In connection therewith, BVR will make available for inspection by any seller of Registrable Securities, and any attorney, accountant, or any other agent retained by such seller, all pertinent financial and other records, other pertinent corporate documents of BVR, and cause BVR’s respective officers, directors, and employees to supply all information reasonably requested by such seller, attorney, accountant, or agent in connection with such registration statement.

10.7.                        Registration Expenses.  BVR shall be responsible for all registration expenses incurred in connection with the transactions described in Sections 10.3 and 10.4.  Registration expenses include all expenses incident to BVR’s performance of or compliance with this Agreement, including without limitation expenses incurred in connection with the preparation of a prospectus.  Notwithstanding the foregoing, however, all underwriters’ discounts and commissions in respect of the sale of Registrable Securities shall be paid by the sellers, pro rata in accordance with the number of shares sold in the offering, and the sellers shall bear the expense of their legal counsel, if separate from BVR’s legal counsel.

10.8                           BVR Indemnity.  BVR hereby agrees to indemnify and hold harmless the Purchaser, and its directors, officers, employees, agents and controlling persons (each, an “Indemnified Person”) (within the meaning of section 15 of the Securities Act or Section 20(a) of the Exchange Act), from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and disbursements) asserted against or incurred by any such Indemnified Person which shall be caused by any untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities, including any amendment or  supplement thereto, or shall be caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities and expenses shall be caused by any untrue statement or omission based upon information furnished in writing to BVR by the Purchaser or on the Purchaser’s behalf for use therein.

11.                                 Reports.

11.1                           For so long as the Purchaser owns no less than 5% of BVR’s issued share capital, BVR shall deliver to the Purchaser:

11.1.1.               As soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of BVR (including the forth quarter), an unaudited consolidated balance sheet of BVR as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of BVR for such period and, for the period  form the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative from figures for the corresponding period of the previous fiscal year, all in reasonable detail, and certified, by the chief financial officer of BVR, that such financial statements were prepared in accordance with Israeli generally accepted accounting principles (“GAAP”) applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of BVR as of their date subject to (x) there being no footnotes contained therein and (y) changes resulting from year-end audit adjustments.

11.1.2                  As soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of BVR, a consolidated balance sheet of BVR as of the end of such year, and statements of income and statements of cash flow of BVR for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, audited by a firm of Independent Certified Public Accountants in the State of Israel who are members of the Israeli Institute of Certified Public Accountants, and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of BVR as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

11.1.3                  Any additional information reasonably requested by the Purchaser as a publicly traded company.

11.2                           BVR shall file, in a timely manner, all reports required to be filed with the SEC under the Exchange Act, and, promptly upon filing, deliver copies of such reports to the Purchaser.

12.                                 Miscellaneous.

12.1                           Entire Agreement.  This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

12.2                           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto, except for assignments  by the Purchaser to its wholly-owned subsidiaries.

12.3                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

12.4                           Headings.  The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

12.5                           No Waiver.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein.  The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach.  The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

12.6                           No Broker. Each of the Parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person, other than Dovrat Shrem, who shall be remunerated by BVR, is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement.

12.7                           Notices.  Any notice, request, instruction or other document (each, a “notice”) to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Purchaser to:
Clal Industries and Investments Ltd.
5 Druyanov Street
Tel-Aviv 61114
Fax number: 972-3-6293633
Att: Ken Lalo, Adv.

if to BVR to:
1 Korazin Street
Givatyim 53583
Fax number: 972-3-5719698
with a copy to:
Yigal Arnon & Co.,
3 Daniel Frisch Street, Tel Aviv
Fax number: 972-3-6962744

12.8                           Public Announcements.  BVR and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except to the extent required by law at each parties reasonable discretion.

12.9                           Stamp Duty. BVR will pay the stamp duty on the issuance of the Shares, any and all shares issued upon the exercise of the Warrant and any and all shares of the New Entity issued to the Purchaser.

IN WITNESS WHEREOF, each of the party’s hereto has caused this Agreement to be executed on its behalf as of the date first above written.

(Signed)

BVR Technologies Ltd.

(Signed)
Clal Industries and Investments Ltd.